Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports Third Quarter 2023 Financial Results

– Company to present new data at AASLD from Phase 2 chronic hepatitis B and chronic hepatitis delta clinical trials –

– Company expanding strategic focus to autoimmune diseases and immuno-oncology –

– Jennifer Towne, Ph.D., appointed as Executive Vice President and Chief Scientific Officer, effective November 6, 2023 –

– Secured new BARDA funding for the development of RNA-delivered monoclonal antibodies –

– $1.7 billion in cash, cash equivalents and investments as of September 30, 2023 –

– Conference call scheduled for 1:30 p.m. PT / 4:30 p.m. ET, November 2, 2023 –

SAN FRANCISCO, November 2, 2023 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the third quarter ended September 30, 2023.

“We continue to execute on our multiple clinical stage programs and look forward to sharing Phase 2 data from our chronic hepatitis B MARCH Part B and chronic hepatitis delta SOLSTICE trials at AASLD,” said Marianne De Backer, M.Sc., Ph.D., MBA, Vir’s Chief Executive Officer. “Initiating a new Phase 1 HIV T cell vaccine clinical trial and securing non-dilutive funding from the U.S. government to advance our next generation COVID-19 mAb through Phase 1 is reflective of our ongoing momentum. We are well-funded to both execute on our clinical programs and evaluate complementary external opportunities to strengthen our platforms and pipeline.”

Pipeline Programs

Chronic Hepatitis B (CHB) & Chronic Hepatitis Delta (CHD)
•The Company recently announced that eight abstracts highlighting new data from its CHB and CHD clinical programs have been accepted for presentation at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting®, taking place in Boston, MA, from November 10-14, 2023. These include seven poster presentations, one of which is a late-breaking poster, and one late-breaking oral presentation. The late-breaking presentations will be shared on November 13, 2023:
◦Phase 2 MARCH Part B 24-week End of Treatment data for VIR-3434 and VIR-2218 with and without peginterferon alpha in CHB.
◦Initial data from the Phase 2 SOLSTICE trial evaluating VIR-3434 and VIR-2218 as monotherapy, and in combination, for the chronic treatment of people living with CHD.

•The Phase 2 PREVAIL platform trial and its THRIVE/STRIVE sub-protocols are ongoing. The platform is evaluating combinations of VIR-3434, VIR-2218 and/or peginterferon alpha in two CHB patient populations with the potential to evaluate other populations in the future. Initial data from this platform trial are expected in the first half of 2024.

Human Immunodeficiency Virus (HIV)
•In September, Vir announced the initiation of the Phase 1 trial of VIR-1388, an investigational novel T cell vaccine for the prevention of HIV.
◦The trial is supported by the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health, and the Bill & Melinda Gates Foundation, and is being conducted by the HIV Vaccine Trials Network.
◦Initial data from the trial is expected in the second half of 2024.

COVID-19
•In October, the Company announced it was awarded approximately $50 million in new funding from the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response within the U.S. Department of Health and Human Services.
◦$40 million of the total funds is part of Project NextGen and will support the development of VIR-7229 through Phase 1. It also supports developing alternative mAb delivery technologies, including RNA-delivered mAbs. The Company expects to initiate a Phase 1 clinical trial in 2024 and is exploring partner opportunities for post Phase 1 development. The Phase 1 trial is expected to be completed in the second half of 2025.
◦$10 million of the total funds will support the discovery of new mAbs against a second pathogen of pandemic potential in the context of further advancing alternative mAb delivery technologies. This effort is receiving support from BARDA’s Division of Chemical, Biological, Radiological and Nuclear Medical Countermeasures.
•On August 30, Nature published in vivo research findings that showed the role effector function plays in sotrovimab’s ability to activate the immune system and clear SARS-CoV-2.
•Sotrovimab currently has emergency authorization, temporary authorization or marketing approval (under the brand name Xevudy®) for early treatment of COVID-19. It has been supplied to more than 40 countries and remains in use outside of the US.

Influenza
•The full analysis of data from the Phase 2 PENINSULA trial is expected in Q1 2024. Initial post-hoc analyses have yielded the following conclusions:
◦VIR-2482’s ability to reduce cases of symptomatic flu improves to 57% for the 1,200 mg dose when the case definition (how symptomatic is defined) includes fever.
◦This relative risk reduction increases further to 65% when excluding the confirmed flu cases that occurred within a few days of dosing.

Preclinical Pipeline Candidates

•Vir is continuing to advance next-generation mAbs based on its proprietary platform and enabled by AI and machine learning to deliver high-quality drug candidates more efficiently. The Company expects the filing of multiple new INDs in the next 12-24 months, including:
◦VIR-2981, an investigational neuraminidase-targeting mAb against both influenza A and B viruses.
◦VIR-8190, an investigational mAb against respiratory syncytial virus (RSV) and human metapneumovirus.
◦VIR-1949, an investigational therapeutic T cell vaccine based on Vir’s HCMV vector platform that is designed to treat precancerous lesions caused by human papillomavirus.

Corporate Update
•In October, Vir announced the appointment of Jennifer Towne, Ph.D., as Executive Vice President and Chief Scientific Officer, effective November 6, 2023. Dr. Towne joins Vir from The Janssen Pharmaceutical Companies of Johnson & Johnson, where she spent nine years holding immunology research leadership roles of increasing responsibility within Research and Development. Prior to Janssen, Dr. Towne held a variety of scientific roles during her 13 years at Amgen. During the course of her career, Dr. Towne led the development of 16 drug candidates from preclinical research to IND and early clinical development.

Third Quarter 2023 Financial Results

Cash, Cash Equivalents and Investments: As of September 30, 2023, the Company had approximately $1.7 billion in cash, cash equivalents and investments. In the third quarter of 2023, a payment of $67.0 million was made to GSK for largely all of the remaining excess sotrovimab supply and manufacturing capacity that was reserved in 2022.

Revenues: Total revenues for the quarter ended September 30, 2023, were $2.6 million compared to $374.6 million for the same period in 2022.

Revenues were comprised of the following components:

	Three Months Ended September 30,
	2023	2022	% Change

	(in millions)
Collaboration revenue	$(4.4)	$309.1	(101.4)%
Contract revenue	0.3	40.0	(99.3)%
License revenue from a related party	—	22.3	(100.0)%
Grant revenue	6.7	3.1	>100.0%
Total revenues	$2.6	$374.6	(99.3)%
Note: Numbers may not add due to rounding.

•Collaboration revenue: The decrease in collaboration revenue for the third quarter of 2023 compared to the same period in 2022 was driven by profit share from lower sales of sotrovimab under the Company’s collaboration with GSK.
•Contract revenue: The decrease in contract revenue was primarily driven by the recognition of deferred revenue related to GSK’s selection of RSV under the Company’s 2021 agreement with GSK in the third quarter of 2022.
•License revenue from a related party: The decrease in license revenue was driven by certain revenues recognized under the collaboration with Brii Biosciences in the third quarter of 2022.
•Grant revenue: The increase in grant revenue was primarily driven by the Company’s grant with BARDA supporting the wind down of the Company’s Phase 2 PENINSULA trial in the third quarter of 2023.

Cost of Revenue: Cost of revenue for the third quarter of 2023 was nominal compared to $22.3 million for the same period in 2022. The decrease was due to lower third-party royalties owed on the sales of sotrovimab.

Research and Development Expenses (R&D): R&D expenses for the third quarter of 2023 were $148.3 million, which included $15.8 million of non-cash stock-based compensation expense, compared to $114.2 million for the same period in 2022, which included $12.6 million of non-cash stock-based compensation expense. The increase was primarily driven by the $21.9 million cancellation of Phase 3 manufacturing activities for VIR-2482 and to a lesser extent, the advancement of our CHB and CHD clinical programs.

Selling, General and Administrative Expenses (SG&A): SG&A expenses for the third quarter of 2023 were $41.1 million, which included $11.1 million of non-cash stock-based compensation expense, compared to $43.2 million for the same period in 2022, which included $12.2 million of non-cash stock-based compensation expense.

Other Income: Other income for the third quarter of 2023 was $20.1 million compared to $22.8 million for the same period in 2022. The decrease was primarily due to a decrease in foreign exchange gain related to remeasurement of liability reserved for excess sotrovimab supply and manufacturing capacity, partially offset by higher interest income due.

Benefit from (Provision for) Income Taxes: Benefit from income taxes for the third quarter of 2023 was $3.2 million compared to $(42.4) million provision for income taxes for the same period in 2022. The benefit from income taxes was primarily due to a pre-tax loss and our ability to carry-back the R&D credit to 2022.

Net (Loss) Income: Net loss attributable to Vir for the third quarter of 2023 was $(163.4) million, or $(1.22) per share, basic and diluted, compared to a net income of $175.3 million, or $1.32 per share, basic and $1.30 per share, diluted, for the same period in 2022.

Conference Call
Vir will host a conference call to discuss the Q3 results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast will be available on https://investors.vir.bio/ and will be archived on www.vir.bio for 30 days.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered antibody designed to block entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against hepatitis B virus and hepatitis delta virus, as well as to have an extended half-life. VIR-3434 was identified using Vir’s proprietary mAb discovery platform.

About VIR-2218
VIR-2218 is an investigational subcutaneously administered hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) that Vir believes has the potential to stimulate an effective immune response and have direct antiviral activity against hepatitis B virus and hepatitis delta virus. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially could result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-2482
VIR-2482 is an investigational hemagglutinin targeting, intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 flu pandemic. VIR-2482 is designed as a prophylactic for influenza A. VIR-2482 incorporates Xencor’s Xtend™ and was identified using Vir’s proprietary mAb discovery platform.

The PENINSULA trial has been supported in whole or in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-2981
VIR-2981 is an investigational neuraminidase-targeting monoclonal antibody against influenza viruses. It targets a region of the neuraminidase protein that is highly conserved across influenza A and B strains and is designed to inhibit the influenza neuraminidase, a key viral protein that facilitates release of new viruses in infected individuals. Preclinical data demonstrate the antibody’s breadth and potency against all major strains of seasonal and pandemic influenza viruses and support the potential of this antibody in the prevention of influenza illness. VIR-2981 was identified using Vir’s proprietary mAb discovery platform.

About VIR-1388
VIR-1388 is a preclinical subcutaneously administered HIV T cell vaccine based on the human cytomegalovirus (HCMV) vector platform and has been designed to elicit abundant T cells that recognize HIV epitopes with the goal of creating a safe and effective HIV vaccine.

About Sotrovimab
Sotrovimab is an investigational SARS-CoV-2 neutralizing monoclonal antibody that was developed in collaboration with GSK. The antibody binds to an epitope on SARS-CoV-2 shared with SARS-CoV-1 (the virus that causes SARS). Sotrovimab, which incorporates Xencor, Inc.’s Xtend™ technology, has been designed to achieve high concentration in the lungs to achieve optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-

life. Sotrovimab was identified using Vir’s proprietary mAb discovery platform. Sotrovimab is currently not authorized in the US.

About VIR-7229
VIR-7229 is an investigational next generation COVID-19 monoclonal antibody with a distinct combination of potency, breadth and viral inescapability. VIR-7229 is designed as a prophylactic for COVID-19 and was identified using Vir’s proprietary mAb discovery platform. VIR-7229 incorporates Xencor, Inc.’s Xtend™ technology and is affinity matured using machine learning to increase its effectiveness in binding to SARS-CoV and SARS-CoV-2 variants.

The development of VIR-7229 has been supported in whole or in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-8190
VIR-8190 is a dual specificity monoclonal antibody that has the ability to potently neutralize both respiratory syncytial virus (RSV) and human metapneumovirus (hMPV) strains. RSV and HMPV are recognized as significant causes of lower respiratory tract disease in high-risk populations, including infants and immunocompromised individuals. VIR-8190 was identified using Vir’s proprietary mAb discovery platform.

About VIR-1949
VIR-1949 is a preclinical therapeutic vaccine designed to treat HPV-related high-grade squamous epithelial pre-cancer lesions (HSIL) and cancers. This vaccine uses HCMV as the vaccine vector. Based on preclinical data, HCMV vectors have the potential to induce high frequencies of antigen-specific, tissue-localizing effector memory T cells.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is an immunology company focused on combining cutting-edge technologies to treat and prevent infectious diseases and other serious conditions. Vir has assembled two technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current clinical development pipeline consists of product candidates targeting hepatitis B and hepatitis delta viruses and human immunodeficiency virus. Vir has several preclinical candidates in its pipeline, including those targeting influenza A and B, COVID-19, RSV/MPV and HPV. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s cash balance; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and the expected timing of data readouts and presentations; the potential benefits, safety, and efficacy of Vir’s investigational therapies; and risks and uncertainties associated with drug development and commercialization. Many important factors may cause differences between current expectations and actual results, including uncertainty as to whether the anticipated benefits of the BARDA collaboration can be achieved; unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; uncertainty as to whether the anticipated benefits of Vir’s collaborations with other companies can be achieved; difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials, geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later-stage or larger-scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the US Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$452,100	$848,631
Short-term investments	1,233,628	1,521,517
Restricted cash and cash equivalents, current	13,193	12,681
Equity investments	10,825	31,892
Prepaid expenses and other current assets	59,430	104,356
Total current assets	1,769,176	2,519,077
Intangible assets, net	25,457	32,755
Goodwill	16,937	16,937
Property and equipment, net	99,309	105,609
Operating lease right-of-use assets	72,622	82,557
Restricted cash and cash equivalents, noncurrent	7,057	6,656
Long-term investments	39,617	23,927
Other assets	14,720	14,570
TOTAL ASSETS	$2,044,895	$2,802,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,627	$6,422
Accrued and other liabilities	146,111	489,090
Deferred revenue, current	15,312	15,517
Total current liabilities	165,050	511,029
Deferred revenue, noncurrent	53,207	53,207
Operating lease liabilities, noncurrent	114,119	123,837
Contingent consideration, noncurrent	24,300	24,937
Other long-term liabilities	13,134	11,115
TOTAL LIABILITIES	369,810	724,125
Commitments and contingencies (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2023 and December 31, 2022; no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 134,497,886 and 133,236,687 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	13	13
Additional paid-in capital	1,798,823	1,709,835
Accumulated other comprehensive loss	(1,900)	(9,122)
(Accumulated deficit) retained earnings	(121,851)	377,237
TOTAL STOCKHOLDERS’ EQUITY	1,675,085	2,077,963
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,044,895	$2,802,088

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Collaboration revenue	$(4,387)	$309,145	$28,408	$1,483,860
Contract revenue	289	39,998	1,484	52,534
License revenue from a related party	—	22,289	—	22,289
Grant revenue	6,737	3,125	39,501	7,704
Total revenues	2,639	374,557	69,393	1,566,387
Operating expenses:
Cost of revenue	38	22,253	1,967	140,323
Research and development	148,253	114,166	477,756	319,475
Selling, general and administrative	41,080	43,174	134,959	123,019
Total operating expenses	189,371	179,593	614,682	582,817
(Loss) income from operations	(186,732)	194,964	(545,289)	983,570
Other income (expense):
Change in fair value of equity investments	(2,707)	(13,590)	(20,896)	(120,019)
Interest income	21,931	9,332	66,254	11,920
Other income (expense), net	882	27,026	(7,506)	30,447
Total other income (expense)	20,106	22,768	37,852	(77,652)
(Loss) income before benefit from (provision for) income taxes	(166,626)	217,732	(507,437)	905,918
Benefit from (provision for) income taxes	3,213	(42,420)	8,293	(288,478)
Net (loss) income	$(163,413)	$175,312	$(499,144)	$617,440
Net loss attributable to noncontrolling interest	$—	$—	$(56)	$—
Net (loss) income attributable to Vir	$(163,413)	$175,312	$(499,088)	$617,440
Net (loss) income per share attributable to Vir, basic	$(1.22)	$1.32	$(3.73)	$4.66
Net (loss) income per share attributable to Vir, diluted	$(1.22)	$1.30	$(3.73)	$4.58
Weighted-average shares outstanding, basic	134,289,620	132,729,530	133,969,878	132,422,028
Weighted-average shares outstanding, diluted	134,289,620	134,963,317	133,969,878	134,711,777

Contacts:

Media
Carly Scaduto
Senior Director, Media Relations
cscaduto@vir.bio
+1-314-368-5189

Investors
Sasha Damouni Ellis
Executive Vice President, Chief Corporate Affairs Officer
sdamouni@vir.bio